PRESS RELEASE — MARCH 24, 2009
All amounts expressed in US dollars unless otherwise indicated.
Barrick Completes Sale of $750 Million in Debt Securities
     Barrick Gold Corporation (NYSE:ABX) (TSX:ABX) announced today the completion of the sale of $750 million of 6.95% notes due 2019 to a syndicate of underwriters led by Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc., and Citigroup Global Markets Inc.
     The net proceeds of the offering will be used for general corporate purposes, including to fund construction at Barrick’s projects and make investments in Barrick’s subsidiaries.
     “We are pleased to have further strengthened our liquidity with this bond offering,” said Jamie Sokalsky, Executive Vice President and Chief Financial Officer. “Combined with our year end cash balance of $1.4 billion, undrawn $1.5 billion credit facility and strong operating cash flows, this financing enhances the Company’s ability to continue executing our plans.”
     Barrick’s vision is to be the world’s best gold company by finding, acquiring, developing and producing quality reserves in a safe, profitable and socially responsible manner.

INVESTOR CONTACT:	MEDIA CONTACT:
Deni Nicoski	Vincent Borg
Vice President,	Executive Vice President,
Investor Relations	Corporate Communications
Tel: (416) 307-7410	Tel: (416) 307-7477
Email: dnicoski@barrick.com	Email: vborg@barrick.com
CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION
Certain information contained in this press release, including any information as to our strategy, plans or future financial or operating performance and other statements that express management’s expectations or estimates of future performance, constitute “forward-looking statements”. All statements, other than statements of historical fact, are forward-looking statements. The words “believe”, “expect”, “will”, “anticipate”, “contemplate”, “target”, “plan”, “continue’, “budget”, “may”, “intend”, “estimate” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The Company cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of Barrick to be materially different from the Company’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and the forward-looking statements are not guarantees of future performance. These risks, uncertainties and other factors include, but are not limited to: the impact of global liquidity and credit availability on the timing of cash flows and the values of assets and liabilities based on projected future cash flows; changes in the worldwide price of gold, copper or certain other commodities (such as silver, fuel and electricity); fluctuations in currency markets; changes in U.S. dollar interest rates or gold lease rates; risks arising from holding derivative instruments; ability to successfully complete announced transactions and integrate acquired assets; legislative, political or economic developments in the jurisdictions in which the Company carries on business; operating or technical difficulties in connection with mining or development activities; employee relations; availability and increasing costs associated with mining inputs and labor; the speculative nature of exploration and development, including the risks of obtaining necessary licenses and permits and diminishing quantities or grades of reserves; adverse changes in our credit rating; level of indebtedness and liquidity; contests over title to properties, particularly title to undeveloped properties; and the risks involved in the exploration, development and mining business. Certain of these factors are discussed in greater detail in the Company’s most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities.
     The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

BARRICK GOLD CORPORATION	PRESS RELEASE